Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     On February 6, 2011, Ensco and Pride entered into a merger agreement pursuant to which, subject to the conditions set forth therein, a wholly-owned subsidiary of Ensco will merge with and into Pride, with Pride as the surviving entity and an indirect, wholly-owned subsidiary of Ensco. Pursuant to the merger agreement, at closing each outstanding share of Pride’s common stock will be converted into the right to receive $15.60 in cash and 0.4778 Ensco ADSs. Under certain circumstances, UK residents may receive all cash consideration as a result of compliance with legal requirements. The merger will be accounted for using the acquisition method of accounting with Ensco identified as the acquirer. Under the acquisition method of accounting, Ensco will record all assets acquired and liabilities assumed at their respective acquisition-date fair values at the effective time of closing.
Basis of Pro Forma Presentation
     The following unaudited pro forma condensed combined financial statements and related notes combine the historical consolidated balance sheet and statements of income of Ensco and of Pride. The pro forma balance sheet gives effect to the merger as if it had occurred on March 31, 2011. The pro forma statements of income for the three-month period ended March 31, 2011 and for the year ended December 31, 2010 give effect to the merger as if the merger had occurred on January 1, 2010. The pro forma statements of income for the three-month period ended March 31, 2011 and for the year ended December 31, 2010 were prepared by combining Ensco’s historical consolidated statements of income and Pride’s historical consolidated statements of income for the respective periods.
     The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position of the combined company that would have been recorded had the merger been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that Ensco may achieve with respect to the combined operations of Ensco and Pride. Additionally, the pro forma statements of income do not include non-recurring charges or credits and the related tax effects which result directly from the transaction. Furthermore, certain reclassifications have been made to Pride’s historical financial statements presented herein to conform to Ensco’s historical presentation.
     The unaudited pro forma condensed combined financial statements reflect the estimated merger consideration expected to be transferred, which does not purport to represent what the actual merger consideration transferred will be at the effective time of the closing. In accordance with FASB ASC Topic 805, Business Combinations, as amended (“FASB ASC Topic 805”), the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. Ensco has estimated the total consideration expected to be issued and paid in the merger to be approximately $7.5 billion, consisting of approximately $2.8 billion to be paid in cash, approximately $4.7 billion to be paid through the issuance and delivery of approximately 86 million Ensco ADSs valued at the May 4, 2011 closing share price of $54.77 per share and the estimated fair value of $29 million of Pride employee stock options assumed by Ensco, based on the assumption that no Pride employee stock options are exercised prior to the merger closing.
     The cash portion of the merger consideration is expected to be financed through existing cash and cash equivalents, including proceeds from the issuance in a public offering on March 17, 2011 of $1.0 billion aggregate principal amount of 3.25% senior notes due 2016 and $1.5 billion aggregate principal amount of 4.70% senior notes due 2021, which are collectively referred to as the “senior notes,” and additional short-term debt financing. Pro forma interest expense assumes the proceeds from the senior notes were outstanding during the first quarter of 2011 and full year 2010, in addition to anticipated short-term debt financing outstanding for the same periods with an estimated average interest rate of 0.5%. A 0.125% change in the estimated interest rate would have a nominal corresponding effect on interest expense for the quarter ended March 31, 2011 and for the year ended December 31, 2010.

     Under FASB ASC Topic 805, acquisition-related transaction costs (i.e. advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Ensco estimates that advisory, legal, valuation, and other professional fees and expenses (including amounts incurred as of March 31, 2011) will total approximately $31 million, debt issuance costs will total approximately $25 million, ADS issuance costs will total approximately $70 million and change in control severance for certain Pride employees will total approximately $44 million. Professional fees and expenses incurred by Pride related to the transaction (including amounts incurred as of March 31, 2011) are estimated to total approximately $52 million. Moreover, retention awards in the form of non-vested shares were granted in February 2011 to officers and certain key employees of Ensco with a total grant-date fair value of $22 million. This amount will be recognized as compensation expense on a straight-line basis over a three-year period, the non-recurring effect of which is not included in the unaudited pro forma condensed combined financial statements. After closing, Ensco expects to incur additional charges and expenses related to restructuring and integrating the operations of Pride and Ensco, the amount of which has not yet been determined.
     As of the date of the unaudited pro forma condensed combined financial statements, the assets and liabilities of Pride are recorded at their preliminary estimated fair values at the assumed date of completion of the merger, with the excess of the purchase price over the sum of these fair values recorded as goodwill. The preliminary estimates of fair values are subject to change based on the fair values and the final valuations that will be determined as of the closing date of the merger. Actual results will differ from this unaudited pro forma condensed combined financial information once Ensco has determined the final merger consideration and completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations. Accordingly, the final allocations of merger consideration and their effects on its results of operations may differ materially from the preliminary allocations and unaudited pro forma combined amounts included herein.
     The unaudited pro forma condensed combined financial statements do not constitute statutory accounts required by the U.K. Companies Act 2006, which for the year ended December 31, 2010 were prepared in accordance with generally accepted accounting principles in the U.K. and were delivered to the Registrar of Companies in the U.K. The U.K. statutory accounts included an unqualified auditor’s report, which did not contain any references to matters to which the auditors drew attention by way of emphasis without qualifying the report or any statements under Sections 498(2) or 498(3) of the U.K. Companies Act 2006.
     The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the Ensco and Pride Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

ENSCO PLC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2011

	Ensco	Pride	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,432	$46	$(2,513	)(a)	$965
Accounts receivable, net	269	341	—		610
Other	184	77	62	(b)	323

Total current assets	3,885	464	(2,451)		1,898

PROPERTY AND EQUIPMENT, NET	5,259	6,373	309	(c)	11,941

GOODWILL AND OTHER INTANGIBLE ASSETS	336	10	3,242	(d)	3,588

OTHER ASSETS, NET	185	79	(49	)(e)	215

	$9,665	$6,926	$1,051		$17,642

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$452	$323	$187	(f)	$962
Short-term debt	2,463	—	(2,163	)(g)	300
Current maturities of long-term debt	17	30	—		47

Total current liabilities	2,932	353	(1,976)		1,309

LONG-TERM DEBT	240	1,826	2,812	(h)	4,878

DEFERRED INCOME TAXES	350	66	(91)	(i)	325

OTHER LIABILITIES	151	102	275	(j)	528

TOTAL EQUITY	5,992	4,579	31	(k)	10,602

	$9,665	$6,926	$1,051		$17,642

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

ENSCO PLC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2011

	Ensco	Pride	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
OPERATING REVENUES	$362	$394	$(2	)(l)	$754

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	192	263	—		455
Depreciation	59	53	8	(m)	120
General and administrative	30	36	—		66

	281	352	8		641

OPERATING INCOME	81	42	(10)		113

OTHER INCOME (EXPENSE), NET	2	(8)	(14	)(n)	(20)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	83	34	(24)		93

PROVISION FOR INCOME TAXES	17	3	(6	)(o)	14

INCOME FROM CONTINUING OPERATIONS	$66	$31	$(18)		$79

INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO ENSCO SHARES	$64		$—	(p)	$76

EARNINGS PER SHARE FROM CONTINUING OPERATIONS:
Basic	$.45	$.17	$—	(q)	$.34
Diluted	$.45	$.17	$—	(q)	$.34

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	141	177	86	(r)	227
Diluted	141	178	87	(r)	228
See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

ENSCO PLC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2010

	Ensco	Pride	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
OPERATING REVENUES	$1,697	$1,460	$23	(l)	$3,180

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	768	897	—		1,665
Depreciation	216	184	38	(m)	438
General and administrative	86	104	—		190

	1,070	1,185	38		2,293

OPERATING INCOME	627	275	(15)		887

OTHER INCOME (EXPENSE), NET	18	(23)	(27	)(n)	(32)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	645	252	(42)		855

PROVISION FOR INCOME TAXES	96	9	(1	)(o)	104

INCOME FROM CONTINUING OPERATIONS	$549	$243	$(41)		$751

INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO ENSCO SHARES	$535	$—	$—	(p)	$739

EARNINGS PER SHARE FROM CONTINUING OPERATIONS:
Basic	$3.80	$1.37	$—	(q)	$3.26
Diluted	$3.80	$1.37	$—	(q)	$3.25

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	141	176	86	(r)	227
Diluted	141	176	86	(r)	227
See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

ENSCO PLC AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
Note 1. Basis of Presentation
     The unaudited pro forma condensed combined consolidated financial statements were prepared in accordance with Securities and Exchange Commission Regulation S-X Article 11, using the acquisition method of accounting in accordance with FASB ASC Topic 805 and are based on the historical financial statements of Ensco and Pride as of and for the three-month period ended March 31, 2011 and for the year ended December 31, 2010 after giving effect to the consideration paid by Ensco to consummate the merger and related financing, as well as pro forma adjustments.
     FASB ASC Topic 805 requires, among others, that most assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with FASB ASC Topic 820, Fair Value Measurements (“FASB ASC Topic 820”), as of the acquisition date. In addition, FASB ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price, which may be different than the amount of consideration disclosed in these unaudited pro forma condensed combined consolidated financial statements.
     FASB ASC Topic 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined by FASB ASC Topic 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability and market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Ensco may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Ensco’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
     Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the acquisition, primarily at their respective fair values and added to those of Ensco. Financial statements and reported results of operations of Ensco issued after completion of the acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Pride.
     Under FASB ASC Topic 805, acquisition-related transaction costs (i.e., advisory, legal, valuation and other professional fees) and certain acquisition-related restructuring charges impacting the target company are expensed in the period in which the costs are incurred.
Note 2. Accounting Policies
     The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies of Ensco. Certain reclassifications have been made to Pride’s historical financial statements presented herein to conform to Ensco’s historical presentation.
Note 3. Estimated Merger Consideration and Allocation
     The estimated merger consideration is expected to total approximately $7.5 billion based on Ensco’s share price of $54.77, which is the closing price of Ensco ADSs traded on the New York Stock Exchange on May 4, 2011 assuming no exercise of any options to purchase Pride common stock prior to completion of the merger and that all such options are assumed by Ensco. The value of the merger consideration will fluctuate based upon changes in the price of shares of Ensco and the number of Pride common shares and options outstanding at the closing date.
     The following table summarizes the components of the estimated merger consideration (dollars in millions, except per share amounts):

Estimated share consideration payable upon closing:
180 million outstanding shares of Pride common stock converted to 86 million of Ensco ADSs using the exchange ratio of 0.4778 and valued at $54.77 per share	$4,710
Estimated cash consideration payable upon closing:
180 million outstanding shares of Pride common stock at $15.60 per share	2,808
Estimated fair value of 3 million vested Pride employee stock options assumed by Ensco	29

Merger consideration	$7,547

     The cash portion of the merger consideration is expected to be financed through existing cash and cash equivalents, including proceeds from Ensco’s issuance in a public offering on March 17, 2011 of $1.0 billion aggregate principal amount of 3.25% senior notes due 2016 and $1.5 billion aggregate principal amount of 4.70% senior notes due 2021, and additional short-term debt financing.
     The table below illustrates the potential impact to the estimated merger consideration payable resulting from a 10% increase or decrease in Ensco’s share price as of May 4, 2011 of $54.77. For the purpose of this calculation, the total number of shares has been assumed to be the same as in the table above (in millions).

	10% increase	10% decrease
	in Ensco	in Ensco
	share price	share price

Share consideration	$5,181	$4,239
Cash consideration	2,808	2,808
Pride employee stock option consideration	29	30

Merger consideration	$8,018	$7,077

Goodwill	$3,326	$2,384

     The estimated goodwill included in the pro forma adjustments is calculated as the difference between the estimated merger consideration expected to be transferred and the estimated fair values assigned to the assets acquired and liabilities assumed. The following table summarizes the estimated goodwill calculation as of March 31, 2011 (in millions):

Current assets	$525
Noncurrent assets	7,104

Total assets acquired	7,629
Liabilities assumed	(2,937)

Net assets acquired	4,692
Less: Estimated merger consideration	(7,547)

Estimated goodwill	$2,855

     This preliminary allocation of the merger consideration is based upon management’s estimates, judgments and assumptions. These estimates, judgments and assumptions are subject to change upon final valuation and should be treated as preliminary values. The final allocation of consideration will include changes in (1) Ensco’s share price, (2) estimated fair values of property and equipment, (3) allocations to intangible assets and liabilities and (4) other assets and liabilities. Therefore, actual results may differ once Ensco has determined the final merger consideration and completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations. Accordingly, the final allocations of merger consideration, which will be determined subsequent to the closing of the merger, may differ materially from the estimated allocations and unaudited pro forma combined amounts included herein.
Note 4. Pro Forma Adjustments
     (a) Cash and cash equivalents — Represents the pro forma adjustments to cash and cash equivalents as follows (in millions):

Cash provided by financing, net of debt issuance costs	$295
Cash paid to Pride shareholders	(2,808)

$(2,513)

     (b) Other current assets — Represents the pro forma adjustments to record the estimated fair value of other current assets as follows (in millions):

Estimated fair value of inventory	$78
Deferred tax effect of certain pro forma adjustments	16
Elimination of Pride historical debt issuance costs	(4)
Elimination of Pride historical deferred expenses related to contract drilling	(28)

$62

     The pro forma adjustment to record the estimated fair value of inventory arises from a difference in Ensco’s and Pride’s accounting policy. Inventory consists of consumable parts and supplies maintained on drilling rigs for use in operations and generally is comprised of items of low per unit cost and high reorder frequency. The pro forma adjustment to record the estimated fair value of inventory reflects Ensco’s estimate of the fair value of consumable parts and supplies maintained on Pride’s drilling rigs for use in their operations. Ensco recognizes inventory for consumable parts and supplies when purchased and subsequently expenses the inventory when consumed on the drilling rig. Pride has stated its policy is to recognize an expense for consumable parts and supplies as a period cost when received for use on the drilling rig and, therefore, Pride’s historical financial statements do not include an inventory balance.
     The pro forma adjustment for the elimination of Pride historical deferred expenses associated with contract drilling primarily relates to deferred mobilization costs. Costs incurred for the mobilization of equipment and personnel prior to the commencement of drilling services are deferred and subsequently amortized by Pride over the term of the related drilling contract. These deferred costs provide no future economic benefit to Ensco.
     (c) Property and equipment, net — Represents the pro forma adjustments to historical amounts to record the estimated fair value of property and equipment.
     (d) Goodwill and other intangible assets — Represents the pro forma adjustments to record the estimated fair value of goodwill and other intangible assets as follows (in millions):

Estimated goodwill	$2,855
Estimated fair value of Pride drilling contracts	385
Estimated fair value of Pride operating leases	2

$3,242

     The pro forma adjustment to record the estimated fair value of Pride drilling contracts represents the intangible assets recognized for firm drilling contracts in place at the pro forma balance sheet date that have favorable contract terms as compared to current market day rates for comparable drilling rigs. The various factors considered in the pro forma adjustment are (1) the contracted day rate for each contract, (2) the remaining term of each contract, (3) the rig class and (4) the market conditions for each respective rig class at the pro forma balance sheet date. The intangible assets are calculated based on the present value of the difference in cash inflows over the remaining contract term as compared to a hypothetical contract with the same remaining term at an estimated current market day rate using a risk-adjusted discount rate and an estimated effective income tax rate. The calculated amount is subject to change based on contract positions and market conditions at the closing date of the merger. This balance will be amortized to operating revenues over the respective remaining contract terms on a straight-line basis.
     (e) Other assets, net — Represents the pro forma adjustments to record the estimated fair value of other assets as follows (in millions):

Deferral of estimated Ensco debt issuance costs	$5
Elimination of Pride historical debt issuance costs	(17)
Elimination of Pride historical deferred expenses related to contract drilling	(37)

$(49)

     The pro forma adjustment for the elimination of Pride historical deferred costs associated with contract drilling primarily relates to deferred mobilization costs and deferred regulatory inspection costs. Costs incurred for the mobilization of equipment and personnel prior to the commencement of drilling services are deferred and subsequently amortized by Pride over the term of the related drilling contract. Deferred regulatory inspection costs are related to periodic inspections and surveys of each drilling rig’s condition. Deferred regulatory inspection costs are deferred and amortized by Pride over the corresponding inspection periods. These deferred costs provide no future economic benefit to Ensco.
     (f) Accounts payable and accrued liabilities and other — Represents the pro forma adjustments to record the estimated fair value of current liabilities associated with the merger as follows (in millions):

Estimated fair value of Pride drillship construction contracts	$47
Estimated ADS issuance costs	70
Estimated Pride transaction costs	44
Change in control provisions on Pride benefit plans	44
Estimated Ensco transaction costs	15
Elimination of Pride historical deferred revenues	(33)

$187

     The pro forma adjustment for the estimated fair value of Pride drillship construction contracts relates to an unfavorable construction contract liability recorded as a result of comparing the firm obligations for the remaining construction of one Pride drillship as of March 31, 2011 to current market rates for the construction of a similar design drilling rig. The unfavorable construction contract liability is calculated based on the present value of the difference in cash outflows for the remaining contractual payments as compared to a hypothetical contract with the same remaining contractual payments at current market rates using a risk-adjusted discount rate and estimated effective income tax rate.
     The pro forma adjustment for change in control provisions in Pride benefit plans relates to the additional liability that will be incurred upon a change in control for benefits payable to certain executive officers of Pride as a result of pre-existing employee arrangements. These benefits include estimated cash severance payments under pre-existing employee arrangements and other severance benefits, including SERP and tax gross-up payments assuming the transaction occurred on March 31, 2011.
     (g) Short-term debt — Represents the reclassification of our senior notes as long-term debt and the pro forma adjustment to record Ensco’s estimated short-term debt financing associated with the merger as follows (in millions):

Reclassification of Ensco’s senior notes as long-term debt	$(2,463)
Estimated Ensco short-term debt financing	300

$(2,163)

     Due to certain respective mandatory redemption features, the senior notes were classified as short-term debt on Ensco’s historical condensed consolidated balance sheet as of March 31, 2011. The balance would have been reclassified as long-term debt had the merger been consummated as of March 31, 2011.
     (h) Long-term debt — Represents the reclassification of our senior notes as long-term debt and the pro forma adjustments to adjust Pride’s debt to its estimated fair value as follows (in millions):

Reclassification of Ensco’s senior notes as long-term debt	$2,463
Estimated fair value of Pride debt	349

$2,812

     Due to certain respective mandatory redemption features, the senior notes were classified as short-term debt on Ensco’s historical condensed consolidated balance sheet as of March 31, 2011. The balance would have been reclassified as long-term debt had the merger been consummated as of March 31, 2011.
     The pro forma adjustment to adjust Pride’s debt to its estimated fair value was based on quoted market prices for Pride’s publicly traded debt and an income approach valuation model for Pride’s non-publicly traded debt.
     (i) Deferred income tax liabilities — Represents the pro forma adjustment to record the estimated incremental deferred income taxes, which reflects the tax effect of the difference between the preliminary fair value of Pride’s assets, other than goodwill, and liabilities recorded under the acquisition method of accounting and the carryover tax basis of those assets and liabilities.
     (j) Other liabilities — Represents the pro forma adjustments to record the estimated fair value of other liabilities as follows (in millions):

Estimated fair value of Pride drilling contracts	$290
Elimination of Pride historical deferred revenues	(15)

$275

     The pro forma adjustment to record the estimated fair value of Pride drilling contracts represents the intangible liabilities recognized for firm drilling contracts in place at the pro forma balance sheet date that have unfavorable contract terms as compared to current market day rates for comparable drilling rigs. The various factors considered in the pro forma adjustment are (1) the contracted day rate for each contract, (2) the remaining term of each contract, (3) the rig class and (4) the market conditions for each respective rig class at the pro forma balance sheet date. The intangible liabilities are calculated based on the present value of the difference in cash inflows over the remaining contract term as compared to a hypothetical contract with the same remaining term at an estimated current market day rate using a risk-adjusted discount rate and an estimated effective income tax rate. The calculated amount is subject to change based on contract positions and market conditions at the closing date of the merger. This balance will be amortized to operating revenues over the respective remaining contract terms on a straight-line basis.
     (k) Total equity — Represents the pro forma adjustments as follows (in millions):

Ensco share consideration recorded as capital in excess of par value	$4,701
Estimated ADS issuance costs	(70)
Estimated fair value of Pride employee stock options assumed	29
Ensco shares issued as part of the merger consideration, par value	9
Estimated Ensco transaction costs	(15)
Estimated Pride transaction costs	(44)
Elimination of Pride’s historical shareholders’ equity	(4,579)

$31

     (l) Operating revenues — Represents the pro forma adjustments for the amortization of intangible assets and liabilities associated with the estimated fair value of Pride drilling contracts.

     (m) Depreciation — Represents the pro forma adjustments for depreciation of Pride’s property and equipment. Pride’s property and equipment consists primarily of drilling rigs and related equipment. The pro forma depreciation adjustments relate to the pro forma adjustment to record the estimated fair value of Pride’s drilling rigs and related equipment after conforming depreciable lives and salvage values and computing depreciation using the straight-line method. Ensco estimated remaining useful lives for Pride’s drilling rigs ranged from 10 to 35 years based on original estimated useful lives of 30 to 35 years.
     (n) Other income (expense), net — Represents the pro forma adjustments for incremental interest expense incurred on the estimated financing to be obtained by Ensco to fund the merger for the quarter ended March 31, 2011 and for the year ended December 31, 2010 as follows (in millions):

	2011	2010

Incremental interest expense on Ensco debt financing	$(17)	$(105)
Amortization of Ensco debt issuance costs, discounts and other	(5)	(19)
Amortization of fair value adjustment to Pride’s debt	8	30
Assumed additional interest capitalized	—	67

	$(14)	$(27)

     The pro forma adjustment for incremental interest expense incurred assumes the proceeds from Ensco’s senior notes were outstanding during the first quarter of 2011 and full year 2010, in addition to anticipated short-term debt financing outstanding for the same periods with an estimated average interest rate of 0.5%. A 0.125% change in the estimated interest rate would have a nominal corresponding effect on interest expense for the quarter ended March 31, 2011 and for the year ended December 31, 2010.
     (o) Provision for income taxes — Represents the incremental income tax provision associated with Ensco’s pro forma adjustments.
     (p) The following is a reconciliation of pro forma income from continuing operations attributable to Ensco shares for the quarter ended March 31, 2011 and for the year ended December 31, 2010 (in millions):

	2011	2010

Pro forma income from continuing operations	$79	$751
Pro forma income from continuing operations attributable to non-vested shares	(2)	(6)
Pro forma income from continuing operations attributable to noncontrolling interests	(1)	(6)

	$76	$739

     (q) Earnings per share — Pro forma adjustments to reflect the effect of Ensco ADSs issued to Pride stockholders in connection with the merger.
     (r) Weighted-average shares outstanding — Represents pro forma adjustments for the quarter ended March 31, 2011 and for the year ended December 31, 2010 as follows (in millions):

	2011	2010

Ensco historical weighted-average shares outstanding — basic	141	141
ADSs issued to Pride shareholders	86	86

Pro forma weighted-average shares outstanding — basic	227	227

Ensco historical weighted-average shares outstanding — diluted	141	141
ADSs issued to Pride shareholders and dilutive effect of options assumed in connection with the merger	87	86

Pro forma weighted-average shares outstanding — diluted	228	227